                                    SCHEDULE 14A
                                   (RULE 14a-101)
                              SCHEDULE 14A INFORMATION
                     PROXY STATEMENT PURSUANT TO SECTION 14(a)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant      [   ]
Filed by a Party other than the Registrant      [ X ]

Check the appropriate box:

[ X ]     Preliminary Proxy Statement             [   ]     Confidiential, for
                                                            the Use of the
[   ]     Definitive Proxy Statement                        Commission Only (as
                                                            permitted by
[   ]     Definitive Additional Materials                   Rule 14a-6(e)(2))
[   ]     Soliciting Material Pursuant to
          Section 240.14a-11(c) or
          Section 240.14a-12

                             COMMUNITY BANCSHARES, INC.

   _____________________________________________________________________________
                  (Name of Registrant as Specified In Its Charter)

                    EDWARD GREENE, JOE SEVERT, & STEPHEN GREENE

   _____________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[   ]     No fee required.
[   ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item
          22(a)(2) of Schedule 14A.
[ X ] $500 per each party to the controversy pursuant to Exchange Act Rule 14(a)-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

     ___________________________________________________________________________

     (2)  Aggregate number of securities to which the transaction applies:

     ___________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

      __________________________________________________________________________

      (5)  Total fee paid:

      __________________________________________________________________________

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchage Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      __________________________________________________________________________

      (2)  Form, Schedule or Registration Statement No.:

      __________________________________________________________________________

      (3)  Filing Party:

      __________________________________________________________________________

      (4)  Date Filed:

      __________________________________________________________________________

                                    SCHEDULE 14A
                       (INFORMATION REQUIRED TO BE DISCLOSED
                     PURSUANT TO 17 C.F.R. Section 240.14A-101)

Item 1.  Date, time, and place information.

     At this time, the filing parties have no knowledge or indication of when the 1998 annual meeting of the registrant will take place. This schedule will be updated as that information becomes available.

The mailing address of the registrant is as follows:

COMMUNITY BANCSHARES, INC.
1600 CURTIS BRIDGE ROAD
WILKESBORO, NORTH CAROLINA 28697

     This preliminary filing and the subsequent definitive proxy statement which will be filed with the Securities & Exchange Commission is being assembled in connection with an anticipated effort to solicit proxies by the Minority Interest of the Board of Directors of Community BancShares, Inc. Such persons are delineated under Item (4) below.

     As of the date of filing of this preliminary proxy statement there is no indication as to when a proxy statement or form of proxy will be delivered to security holders, but it will not be done for at least ten (10) days after filing of this preliminary proxy statement. In addition, as this filing is being made on behalf of parties other than the registrant and is a preliminary filing at that, the filing parties have no knowledge of the guidelines proposed by the registrant for the submission of shareholder proposals for the next annual meeting (1999).

     The only agenda item which the filing parties are aware of at this point is the election of the newest "class" of directors to the board of directors of Community BancShares, Inc.

Item 2.  Revocability of proxy.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies which are returned properly executed and not revoked shall be voted in accordance to the specified directions of the shareholder thereon. Where no specification is made, the proxies will be voted according to the recommendations of the board of directors. In addition, the filing parties request that written notice of revocation of a previously granted proxy be delivered prior to the start of business on the day of the 1998 annual meeting of Community BancShares, Inc. to counsel for the filing parties: McElwee & McElwee, 906 Main Street, North Wilkesboro, North Carolina, 28659.

Item 3.  Dissenters' right of appraisal.

     Briefly, dissenters have the following rights under North Carolina law. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of a merger, share exchange, sale or exchange of corporate assets, amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares, and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     A shareholder entitled to dissent and obtain payment for his shares under North Carolina Law may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
Further, a beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he submits to the corporation the record shareholder's written consent to the dissent with respect to all shares of which he is the beneficial shareholder not later than the time the beneficial shareholder asserts dissenters' rights.

     In order to dissent, an individual must follow the statutory procedure. To begin with, if the proposed corporate action creating dissenters' rights is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under North Carolina law and be accompanied by a copy of the pertinent statute. If corporate action creating dissenters' rights is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in the statute. If a corporation fails to comply with the requirements of the statute, the corporate action still stands, but any shareholder entitled to recover under the statute may do so for the full amount of any damages they may have suffered via a civil action against the corporation filed within three years after the corporation acting.

     In order for a dissenting shareholder to recover, demand for payment must be made to the corporation. The dissenting shareholder must make sure the corporation receives written notice of his intent to demand payment for his shares if the disputed action is taken, and the dissenting shareholder must not vote his shares in favor of the proposed action.

     In the case that a corporate action creating dissenters' rights is authorized at a shareholders' meeting, the corporation must mail by registered or certified mail no later than 10 days after the corporate action was taken, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements to dissent. The notice must state where payment demand must be sent and where and when certificates for certificated shares must be deposited, inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supply a form for demanding payment, set a date 30-60 days from the date notice is mailed by which the corporation must receive the payment demand, and be accompanied by a copy of the applicable statute. In order to recover under this scenario, a shareholder sent a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice, otherwise he loses his rights. The shareholder who demands payment and deposits his share certificates in such a manner retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Item 4.  Persons Making the Solicitation.

     This solicitation is to be made by Edward Greene, Joe Severt, and Stephen Greene on behalf of the shareholders of Community BancShares, Inc. Solicitation will be made via mailed communications, personal face-to-face conversations, and telephone calls to registered shareholders of Community BancShares, Inc. This item will be updated via supplemental filings if there are other methods which are used by the solicitors.

     To this point, there has been a negligible amount spent by the soliciting parties for and in furtherance of soliciting security holders. The amount spent to this point in connection with said solicitation, including preparation and filing of the requisite forms and schedules with the Securities & Exchange Commission is approximately $25,000. The anticipated total outlay by the soliciting parties is expected to be in the neighborhood of $60,000, however, that number is at best a rough estimate as the soliciting parties are inexperienced in gauging the cost of a proxy contest. The costs of the solicitation will be borne by the soliciting parties initially, with a likelihood that the question of reimbursement will be submitted to a vote by the security holders.

Item 5.  Interest of Certain Persons in Matters to be Acted Upon.

     As was previously noted, the only matter to be acted upon at the annual meeting which the soliciting parties are aware of is the election of directors to the board.

                                    AGENDA ITEM
                               ELECTION OF DIRECTORS

     The Board of Directors is made up of twelve directors. The Articles of Incorporation of Community BancShares, Inc. call for a "classified" board of directors. The definition of "classified" is that at each and every Annual Meeting of the shareholders of the Issuer, one-third of the members of the Board of Directors are elected to serve three-year terms. Four directors are presently standing for election to the Board. The soliciting parties recommend the election of the four nominees listed below. In the event that any nominee chooses to withdraw from consideration for election as a director or for any other reason is unable to serve as director, any proxy granted to the soliciting parties will be voted for such other person as nominated by the soliciting parties. The affirmative vote of a majority of the votes cast at the meeting is required to elect the four nominees of the soliciting parties standing for election. Mr. Stephen B. Greene has been a director of the Company since its inception. Ms. Robertson and Messrs. Lamb and Mathis have never been directors of the Company. The soliciting parties have no reason to believe any of the nominees will refuse to serve if elected.

     The following persons have been nominated by the soliciting parties according to the by-laws of the Company for election to the Board of Directors as Class I directors, to serve for a term of three years and until successors are elected and qualified. The soliciting parties recommend voting for these individuals:

     Joseph Daniel Lamb, age 57, has been self-employed as a consulting forester in Wilkesboro, North Carolina since 1978. Prior to becoming self-employed in 1978, he worked as the Forest Manager for R. B. Johnston & Sons, Inc. from 1975 to 1978. Mr. Lamb's business address is 1031/2 South Bridge Street, Wilkesboro, North Carolina 28697.

     Janice S. Robertson, age 35, has been employed as a Certified Public Accountant with Benson, Blevins & Associates, P.L.L.C. since August of 1988. She has been a member of the Board of Directors of CHR Enterprises, Inc. and held the offices of Secretary and Treasurer with that corporation since July of 1997. Prior to that time she was a member of the Board of Directors of Robby's Sales, Inc. and held the offices of Assistant Secretary and Assistant Treasurer with that corporation from June of 1994 to November of 1997. Ms. Robertson's business address is Benson, Blevins & Associates, P.L.L.C., 302 Ninth Street, North Wilkesboro, North Carolina 28659.

     Roger Mathis, age 48, has been President and Chief Executive Officer of Mathis Electric Company, Inc, an electrical contractor, since 1979. He has also been the Chief Executive Officer of MECI & Associates, Inc., another electrical contractor, since 1993. In addition, Mr. Mathis has been the President of Lil' Grandfather Mountain Christmas Tree Farm since 1992. Mr. Mathis' business address is Mathis Electric Company, Inc., P.O. Box 546, North Wilkesboro, North Carolina 28659.

     Stephen Brian Greene, age 40 has been self-employed as an insurance broker with the Thompson Financial Group since 1988. Prior to that he was a life insurance salesman and financial planner with the McNeill Financial Group from 1987 to 1988 and a life insurance salesman and financial planner with New York Life from 1982 to 1987. Additionally, he has served as Vice President of Severt & Greene, Inc. since 1996 and has been a Director of Community BancShares, Inc., since its inception in 1991. Mr. Greene's business address is P.O.Box 1943, North Wilkesboro, North Carolina 28659.

     The soliciting parties believe that the following persons will be nominated by the current Board of Directors of Community BancShares, Inc. for election to the Board of Directors as Class I directors, to serve for a term of three years and until successors are elected and qualified. The soliciting parties recommend against voting for these individuals:

     Rebecca Ann Sebastian, age 62, is presently retired. Ms. Sebastian served as Media Coordinator at the North Wilkesboro Elementary School from 1972 until she retired in 1994

     Gilbert R. Miller, age 68, is presently retired. From 1947 to 1986, Mr. Miller served as

President and Chief Executive Officer of Miller Brothers Lumber Company.

     Brent F. Eller, age 58, has served as Secretary and Treasurer of Community BancShares, Inc. since June 1990. Mr. Eller served from 1980 to 1994 as an operations specialist with Lowe's Companies, Inc.

     The following persons are members of the Board of Directors who are not standing for election to the Board this year and whose term will continue after the Annual Meeting of Shareholders.

     Dwight E. Pardue, age 69, is presently retired. Currently, Mr. Pardue is serving as the Chairman of the Board of Community BancShares, Inc. Mr. Pardue served in various capacities with Lowe's Companies, Inc. from 1956 to 1990, including Senior Executive Vice President. Mr. Pardue's address is P.O. Box 791, North Wilkesboro, North Carolina 28659.

     Joe D. Severt, age 67, has been retired since 1971. Mr. Severt worked in several capacities for Lowe's Companies, Inc. over the period from 1956 to 1971, including Office and Credit Manager of its Roanoke, Virginia store. Mr. Severt's address is 7326 Sunnybrook Drive, Roanoke, Virginia 24019.

     R. Colin Shoemaker, age 54, is currently employed as Controller and Office Manager of Key City Furniture Company, Inc. since 1985.

     Jack R. Ferguson, and 71, is presently retired. From 1954 to 1985, he served in various capacities with Lowe's Companies, Inc., including most recently as manager of the Hendersonville, North Carolina Store. Mr. Ferguson's address is 71 Beaverdam Road, Candler, North Carolina, 28715.

     Edward F. Greene, age 68, is presently retired. Mr. Greene currently serves as President of Severt & Greene, Inc., an investment company based in North Wilkesboro. Mr. Greene served in numerous capacities with Lowe's Companies, Inc. from 1954 to 1984, most recently as a Senior Vice President. Mr. Greene's address is 216 Fairway Lane, Wilkesboro, North Carolina 28697.

     Robert Ricketts, DDS, age 48, is a dentist in North Wilkesboro who has been engaged in private practice since 1976.

     Ronald S. Shoemaker, age 57, has been President of Community BancShares, Inc. since June 1990 and was engaged in the organization of the Company and Wilkes National Bank since February 1990. Mr. Shoemaker served as Senior Vice President and City Executive for Southern National Bank from 1985 to 1988. Mr. Shoemaker's address is 924 Pleasant Home Church Road, Miller's Creek, North Carolina 28651.

     Ronald S. Shoemaker, President and director of Community BancShares, Inc. and Wilkes National Bank, is the brother of R. Colin Shoemaker, a director of Community

BancShares, Inc. and Wilkes National Bank. Stephen B. Greene, a director of Community BancShares, Inc., is the son of Edward F. Greene, a director of Community BancShares, Inc.

     There is no evidence that any of the participants as defined in the instructions to Items (4) and (5) of Schedule 14a of the regulations governing the Securities & Exchange Commission (17 C.F.R. Section 240.14a-101) have ever been convicted in a criminal proceeding.

                          BENEFICIAL OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth a body of information which, to the best of the soliciting parties' knowledge is correct, concerning the beneficial ownership as defined in 17 C.F.R. Section 240.13d-3, of the outstanding Common Stock of Community BancShares, Inc. by those identified as participants in instructions to Items (4) and (5) of Schedule 14A of the Securities & Exchange Act of 1938 as amended. (17 C.F.R. Section 240.14a-101)

     Except as otherwise indicated, each person listed below possesses sole voting and investment power of the shares noted as beneficially owned. The term "beneficial ownership" is defined in the applicable regulation (17 C.F.R.
Section 240.13d-3) as including those shares in which an individual, directly or indirectly, has or shares either investment or control power or both. This definition includes in "shares beneficially owned" those options or warrants which are exercisable within 60 days of the date on which notice is mailed to the shareholders. The percentages listed in the table below are based on a total of 1,286,886 shares outstanding. For those individuals who are beneficial owners of warrants and options, the total number of shares outstanding used for the purposes of determining ownership percentages is equal to 1,286,886 plus the number of shares subject to the presently exercisable options or warrants beneficially owned by that individual.

                         SECURITY OWNERSHIP OF PARTICIPANTS
                      AS DEFINED IN RULE 13D-3 UNDER THE ACT.
                           (17 C.F.R.Section 240.13d-3)


Reporting Person                  Common Stock  Warrants(1)  Options(2)  % of Class per RP
----------------                  ------------  -----------  ----------  -----------------

Edward Greene (3)...............     206,000       62,226       8,000          21.5%
Joe Severt (4)..................     208,550       62,226       8,000          21.7%
Stephen Greene..................      63,500       62,226       8,000          10.5%
Joseph D. Lamb (5)..............         400            0           0             *
Roger Mathis (6)................      15,100            0           0           1.2%
Janice Robertson................      15,338            0           0           1.2%
Dwight Pardue...................      40,000       34,096       8,000           6.4%
R. Colin Shoemaker (7)..........       6,600        5,624       8,000           1.6%
Jack R. Ferguson (8)............      33,200       31,538       8,000           5.7%
Robert F. Ricketts..............      25,000       12,786       8,000           3.6%
Ronald S. Shoemaker.............      12,595        9,300      62,668           6.6%



Rebecca A. Sebastian (9)........      35,000       21,310       8,000           5.0%
Gilbert Miller (10).............      38,638       20,190       8,000           5.2%
Brent Eller (11)................       2,000        1,704       8,000             *


     *    Less than one percent of the shares outstanding

     (1) These are presently exercisable stock purchase warrants granted in connection with the initial stock offering of Community BancShares, Inc.

     (2) These amounts represent presently exercisable stock options granted in blocks of 2000 per year as annual compensation to members of the Board of Directors of Community BancShares, Inc.

     (3) This amount includes 198,000 shares held in Mr. Greene's IRA, 800 shares held by his wife for which Mr. Greene has voting power, and 1600 shares held by Severt & Greene, Inc., a company in which Edward Greene has a 50% interest.

     (4) This amount includes 1600 shares held by Severt & Greene, Inc., a company in which Joe Severt has a 50% interest.

     (5) Joseph Daniel Lamb is currently the owner of record of 400 shares of common stock issued by Community BancShares, Inc. which have been placed in trust for his sons Andrew and Matthew and of which he is the trustee.

     (6) This amount includes 15,000 shares which are held and controlled by Roger Mathis as the beneficial owner and 100 shares which are in the name of his minor grandson, but are controlled by Roger Mathis as guardian.

     (7) Of the 6,600 shares of common stock which Mr. Shoemaker beneficially owns, 4,180 are owned jointly with his wife, 1,210 shares are owned by Mr. Shoemaker's IRA, and 1,210 shares are owned by his wife's IRA.

     (8) The shares of common stock which Mr. Ferguson owns are held jointly with his wife.

     (9) The amount of common stock includes 5,000 shares owned jointly by Ms. Sebastian and her aunt.

     (10) The shares of common stock which Mr. Miller owns are held jointly with his wife.

     (11) All of the shares beneficially owned by Mr. Eller are owned by his IRA.

     There is no evidence that any of the participants are or have been in the past year, a party to any contract, arrangement, or understanding with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     There is no evidence that any of the participants or any of their associates have any contract, arrangement, or understanding with any person with respect to any future employment by the registrant or its affiliates or with respect to any future transaction which the registrant or its affiliates may be a party to.

     With regard to the securities issued by the registrant, the only purchase of said securities by Edward F. Greene or Joe Severt in the last two years was the purchase of the balance of the latest stock offering of the registrant so that said offering could be completed in September 1996. Mr. Greene purchased 121,000 shares of common stock and Mr. Severt purchased 120,950 shares of common stock. These transactions were financed via cash received from the sale of other securities for Mr. Greene and funds borrowed at brokerage rates through a margin account at Wheat First Securities for Mr. Severt. The only sales were two by Mr. Edward Greene. He sold 500 shares of common stock in March 1997 and 100 shares common stock in April 1997.


     The following sales of securities of Community BancShares, Inc. beneficially owned by Stephen Brian Greene took place over the last two years.


                  1996                                          1997
-------------------------------------------    -------------------------------------
January:    200 sh. common stock sold          January:    300 sh. common stock sold
March:      100 sh. common stock sold          February:   500 sh. common stock sold
May:        500 sh. common stock sold          April:      100 sh. common stock sold
July:       100 sh. common stock sold          June:       200 sh. common stock sold
September:  100 sh. common stock sold          July:       100 sh. common stock sold
November:   200 sh. common stock sold          September:  100 sh. common stock sold
                                               November:   500 sh. common stock sold

                               MATERIAL TRANSACTIONS

     Joseph Daniel Lamb is presently the guarantor of one-third (1/3) of a $90,000 note taken out in 1997 with Wilkes National Bank, a subsidiary of Community BancShares, Inc., for the purpose of real estate investment.

     The only material transaction which Stephen Brian Greene had with the registrant or its subsidiary during the last fiscal year of the registrant was the depositing of the Community BancShares, Inc. stock and warrants owned by him with Wilkes National Bank as the guarantee for a loan of $850,000 made to Edward
F. Greene in September of 1997 for real estate investment. In January of 1998, the loan was paid off in full and the shares and warrants returned to Stephen Brian Greene.

     Roger Mathis has been involved in only one material transaction which has occurred in the last fiscal year. A mortgage with Wilkes National Bank was taken out on May 23, 1997 for the purpose of real estate investment in the amount of $72,500. Payments are currently being made on said mortgage.

     In 1991, the Company entered into a lease with Edward F. Greene and his wife Francis C. Greene to lease a facility of approximately 1,800 square feet in Wilkesboro for use as offices of the Company's subsidiary, Wilkes National Bank. The original agreement expired is June 1996 and the Company entered into an agreement with Mr. and Mrs. Greene to continue leasing the facility. In November of 1993, the Company entered into a lease agreement with Edward F. Greene and Joe Severt to lease a 1,700 square foot facility in North Wilkesboro for use as a branch office of Wilkes National Bank. Total payments made under these agreements were $66,960* in 1997 and $72,110 during 1996. Mr. Edward Greene has a line of credit with Wilkes National Bank for $850,000 which was utilized in September of 1997. The balance was paid off in January of 1998 and there is currently no money due on the loan
[* This amount includes rental payments only. No other costs (i.e. property taxes, inspection fees, etc.) are included in the calculations.]

Item 6.   Voting Securities and Principal Holders Thereof.

     To the best knowledge of the filing parties, there are currently 1,286,886 shares of common stock issued by the registrant outstanding and entitled to vote. Each share of common stock is entitled to one vote. As was previously stated above, the filing parties are not currently aware of the record date with respect to this solicitation, as the Company has not made that determination yet. Cumulative voting rules will not be in effect.

     The information required by Item 403 of Regulation S-K (17 C.F.R. Section 229.403) is contained within Item (5) above.

Item 7.  Directors and Executive Officers

     Mr. Edward F. Greene is a member of the additional capital committee of the Company. which held no meetings over the 1997 fiscal year of the Company. He is also a member of the executive committee, which met twice in 1997. In addition, he is a member of the loan and asset liability committees of the subsidiary of the Company, Wilkes National Bank. Those committees respectively met twice and almost weekly over the course of the Company's 1997 fiscal year.

     Mr. Joe Severt is a member of the additional capital, executive, and audit committees of the Company. These committees did not meet during the Company's 1997 fiscal year in the case of the additional capital and audit committees, and only twice in the case of the executive committee.

     Mr. Stephen Brian Greene is a member of the site and search committee of the Company. The committee had two meetings over the course of the Company's last fiscal year, both attended by Mr. Stephen Brian Greene.

     There were ten (10) meetings of the Board of Directors of the Company over the course of their last fiscal year. Mr. Edward F. Greene attended all of them, as did Mr. Joe Severt. Mr. Stephen Brian Greene attended seven (7) of them.


                                 STOCK OPTION PLAN

     "On May 28, 193, the Company's shareholders adopted a 1993 Incentive Stock Option Plan (the "Plan") for employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the committee administering the Plan. The Plan provides for the grant of up to 400,000 options at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the Plan. The option exercise must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the Plan. Stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company." (Quoted from the Company's Proxy Statement for the 1997 Annual Meeting.)

     "In May 1994, the Plan was amended to, among other things, provide for the automatic annual grant of options to purchase 2,000 shares of Common Stock to each of the Company's outside directors." (Quoted from the Company's Proxy Statement for the 1997 Annual Meeting.)

(Note: All other items contained within Schedule 14A for compiling and transmittal to the Securities and Exchange Commission for filing, do not, in the opinion of the filing parties, apply to their situation. At any rate, any information which has been inadvertently left off this Schedule 14A preliminary proxy filing will, once brought to the attention of the filing parties, be presented for filing via an amended version of this document.)

          This the 24th day of February, 1998.


/s/ Edward Greene
---------------------------------
Edward Greene


/s/ Joe Severt
---------------------------------
Joe Severt


/s/ Stephen Greene
---------------------------------
Stephen Greene